Exhibit 99.1

To The People and Communities We Serve:

Hampton Roads Bankshares, Inc. is one of the largest community banks serving our regions.  We have over $3 billion in assets and 60 financial centers throughout Virginia, North Carolina, and Maryland.  At the same time, we are proud to provide the personal service of a local bank to individuals and businesses in our communities.

An Important Step Forward
We recently announced an important step forward for the Company, our shareholders, employees and the people and communities we serve.  We have entered into agreements with institutional investors who will invest new capital in the Company in an amount expected to total $255 million.  We also plan to offer our existing shareholders the opportunity to participate in this capital raise in an amount of up to an additional $20 million.

A Solid Foundation For Our Future
The new capital will substantially strengthen our balance sheet, allow our banks to achieve “well capitalized” status, and provide a solid foundation for our future.

Our Regions Have a Great Future
We believe that the investment firms participating in this offering share our confidence in the future of our regions, the underlying strength of the Hampton Roads Bankshares franchise and the quality of our people.

On behalf of everyone at the Company, I personally want to thank all of our customers for your support.  We are committed to earning your business every day with the best products and the highest quality personal service you expect and deserve.

Sincerely,

/s/ Andy Davies

John A.B. “Andy” Davies, Jr.
President and CEO

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s plans for raising capital, including transactions described in this open letter, the conditions necessary for closing on the proposed capital investments, the Company’s future growth and market position, and the execution of its business plans.  There can be no assurance that the Company will be able to close on the transactions with investors and obtain required capital, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the above transactions and other aspects of our recapitalization and recovery plans.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings with the Securities and Exchange Commission.

Additional Information

Certain investments discussed above involve the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act.  Such securities may not be offered or sold absent registration or an applicable exemption from registration.  This open letter does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.